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                                                                     EXHIBIT 8.1


                                                   HUNTON & WILLIAMS LLP
                                                   RIVERFRONT PLAZA, EAST TOWER
                                                   951 EAST BYRD STREET
                                                   RICHMOND, VIRGINIA 23219-4074

                                                   TEL      804 - 788 - 8200
                                                   FAX      804 - 788 - 8218


                                 October 6, 2005



FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway, Suite 1300
Irving, Texas  75062

                        FelCor Lodging Trust Incorporated
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

                  We have acted as tax counsel to FelCor Lodging Trust Incorporated, a Maryland corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (File No. 333- ), including a prospectus and all documents incorporated by reference therein, filed with the Securities and Exchange Commission on October 6, 2005 (the "Registration Statement"), with respect to the offer and sale of up to $600,000,000 of the preferred stock, depositary shares, common stock, and common stock, preferred stock and depositary share warrants of the Company. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Registration Statement.

                  The Company currently owns, through FelCor Lodging Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and other subsidiary partnerships, joint ventures, and limited liability companies (collectively, the "Subsidiary Partnerships"), equity interests in 126 hotels and associated personal property (the "Hotels"). The "Subsidiary Partnerships" do not include any entity or subsidiary of an entity for which a "taxable REIT subsidiary" ("TRS") election has been made or will be made for federal income tax purposes. The Operating Partnership or a Subsidiary Partnership, as applicable, leases 125 of the Hotels to one of the Company's taxable REIT subsidiaries or a subsidiary thereof (together, the "TRS Lessees"), pursuant to substantially similar operating leases (collectively, the "Leases"). The remaining



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FelCor Lodging Trust Incorporated
October 6, 2005
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Hotel is not leased. FelCor TRS Holdings, L.P., the holding company for the TRS
Lessees, owns 8 hotels. In addition, on September 1, 2005, the Operating Partnership agreed to transfer an additional 28 hotels to FelCor TRS Holdings, L.P.

                  The holding company for the TRS Lessees is FelCor TRS Holdings, L.P. ("TRS Holdings"), a Delaware limited partnership, the 1% general partner of which is FelCor TRS I, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of the Operating Partnership ("TRS GP"), and the 99% limited partner of which is the Operating Partnership. TRS Holdings elected to be taxed as a corporation for federal income tax purposes as of January 1, 2001, and the Company and TRS Holdings have elected to treat TRS Holdings as a TRS for federal income tax purposes.

                  One of (i) Hilton Hotels Corporation or its subsidiary, (ii) Starwood Hotels & Resorts Worldwide, Inc. or its subsidiary, (iii) Interstate Hotels Corporation, (iv) Coastal Hotel Group, Inc., and (v) InterContinental Hotels Group PLC or its subsidiary ("IHG") operates and manages all of the Hotels that are leased by the TRS Lessees pursuant to substantially similar management agreements (the "TRS Lessee Management Agreements") with the TRS Lessees. A subsidiary of IHG also operates and manages the Hotel owned by the Company through the Operating Partnership that is not leased to a lessee. The hotels held for sale by TRS Holdings or its subsidiaries are managed by subsidiaries of IHG, a subsidiary of Hilton Hotels Corporation, and an independent hotel management company pursuant to substantially similar management agreements (the "TRS-Owned Hotel Management Agreements" and together with the TRS Lessee Management Agreements, the "Management Agreements") with TRS Holdings or its subsidiaries.

                  In connection with the opinions rendered below, we have examined the following:

1. the Company's Articles of Amendment and Restatement, as duly filed with the Department of Assessments and Taxation of the State of Maryland on June 22, 1995, as amended, corrected and supplemented;

2.       the Company's Bylaws;

3. the prospectus contained as part of the Registration Statement (the "Prospectus");



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FelCor Lodging Trust Incorporated
October 6, 2005
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4.       the Second Amended and Restated Agreement of Limited Partnership of the
Operating Partnership, dated December 31, 2001 (the "Operating Partnership Agreement"), among the Company, as general partner, and several limited partners, as amended;

5. the partnership agreements, operating agreements, and joint venture agreements governing the Subsidiary Partnerships;

6. the TRS elections for (i) TRS Holdings, (ii) Kingston Plantation Development Corp., a Delaware corporation that is wholly owned by the Operating Partnership ("Kingston"), and (iii) FelCor TRS II, Inc., a Delaware corporation that is wholly owned by the Operating Partnership ("TRS II"), and the automatic TRS elections for (i) DJONT/EPT Manager, Inc., a Delaware corporation all of the stock of which is owned by a wholly-owned subsidiary of TRS Holdings, and (ii) Promus/FelCor Manager, Inc., a Delaware corporation in which Kingston owns 50% of the stock;

7.       the Leases;

8.       the Management Agreements;

9. the tax opinions given by Bracewell & Patterson, L.L.P., dated June 26, 1996, April 30, 1996, December 20, 1995, May 18, 1995, and July 13, 1994,
regarding the Company's qualification as a real estate investment trust (a "REIT") for its taxable years ended December 31, 1994 and December 31, 1995, and the tax opinion given by Bracewell & Patterson. L.L.P., dated April 26, 1995, regarding the tax-free reorganization of the Company (the "Bracewell & Patterson Opinions"); and

10. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed generally that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. the Company qualified as a REIT for its 1996 taxable year and all prior taxable years;


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FelCor Lodging Trust Incorporated
October 6, 2005
Page 4

3. during its taxable year ending December 31, 2004 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated October 6, 2005, and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

4. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the organizational documents of the Subsidiary Partnerships (the "Subsidiary Partnership Agreements") after the date of this opinion that would affect its qualification as a REIT for any taxable year;

5. each partner or member of the Operating Partnership and the Subsidiary Partnerships (each, a "Partner") that is a corporation or other entity has a valid legal existence;

6. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the Subsidiary Partnership Agreements and the transactions contemplated thereby; and

7. no action will be taken by the Company, the Operating Partnership, the Subsidiary Partnerships, the Partners, TRS GP, TRS Holdings, the TRS Lessees, Kingston, or TRS II after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we have assumed the correctness of the Bracewell & Patterson Opinions and the factual representations contained in the Officer's Certificate.

                  Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussions in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" (which are incorporated herein by reference), we are of the opinion that:

         (a) the Company is organized in conformity with the requirements for qualification as a REIT pursuant to sections 856 through 860 of the Code, and the Company's current and proposed method of operation enables it to meet the requirements for qualification and taxation as a REIT under the Code;


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FelCor Lodging Trust Incorporated
October 6, 2005
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         (b)      the Company has qualified as a REIT pursuant to sections 856 through 860 of the Code beginning with its taxable year ended December 31, 1994, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2005, and in the future;

         (c) the Operating Partnership has been since its formation in 1994, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or an association or publicly traded partnership or other entity taxable as a corporation;

         (d) each Subsidiary Partnership (which term does not include any TRS) has been since its formation, and continues to be, treated for federal income tax purposes either as a partnership or as a disregarded entity and not as a corporation or an association or publicly traded partnership or other entity taxable as a corporation; and

         (e) the statements in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT," insofar as such statements constitute a summary of the United States federal tax laws referred to therein, are accurate and fairly summarize in all material respects the U.S. federal tax laws referred to therein.

                  We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2005 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

                  Except with respect to the discussions in the Registration Statement under the captions "Risk Factors--As a REIT, we are subject to specific tax laws and regulations, the violation of which could subject us to significant tax liabilities" and "Federal Income Tax Consequences of Our Status as a REIT," we have not participated in the preparation of the Registration Statement and we do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Registration Statement.


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FelCor Lodging Trust Incorporated
October 6, 2005
Page 6


                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT, possibly with retroactive effect.

                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions "Federal Income Tax Consequences of Our Status as a REIT" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                             Very truly yours,

                                             /s/ HUNTON & WILLIAMS LLP